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                                                                   EXHIBIT 10.29

August 18, 1998

Mr. Cosmos Lykos

Dear Cosmos:

We are pleased to offer you the position of Vice President, General Counsel, reporting directly to Paul Mikos, President and CEO. We anticipate your start date to be on or before September 28, 1998, and your starting salary will be $140,000. Also, you will receive an annual MBO potential of $35,000. You and Paul will mutually determine your MBOs within the first 60 days of your employment. You will receive a $300/month car allowance including reimbursement for gas receipts, and phone reimbursement up to $200/month.

Pending approval of the Compensation Committee of the Board of Directors, you will also receive 12,000 stock options valued as of the day we extended the offer, August 13, 1998 at ($17.93/share). These options will vest over a five-year period at 20% a year. After 6 months of employment, you may also participate in the Remedy Stock Purchase Plan.

You will be eligible for Remedy's Executive Health Benefits Program, which includes a fully paid Health Plan, a $5,000 Medical Reimbursement Program, a $100,000 Whole Life Insurance Policy and a Long Term Disability Plan, beginning the 1st of the month, 90 days from your start date. Remedy will reimburse you for all costs incurred by you to continue your old benefits plan (COBRA), until your Remedy benefits begin. Also, you will be eligible to participate in the Executive Deferred Compensation Plan. Also, you will be eligible for three weeks vacation a year. Additionally, should Remedy be purchased, acquired or merged, and as a result, you are terminated, at no fault of your own within one year of that activity, you will be provided one year severance pay of base and bonus.

This offer is contingent on appropriate references. We are looking forward to your being an integral part of the Remedy team.

Sincerely,



Jeff Elias                               Accepted By:
Senior Vice President
HR and Administration                    /s/ COSMOS LYKOS        August 18, 1998
                                         ---------------------------------------
JE/mw                                    Cosmos Lykos                   Date

CC:      Paul Mikos, President, and CEO
         Bob McDonough, Chairman